Exhibit 10.4

Execution Version

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of February 14, 2014 (this “Agreement”), by and among Barclays Bank PLC (the “Incremental Term Loan Lender”), Fairmount Minerals, Ltd., as borrower representative (in such capacity, the “Borrower Representative”) and Barclays Bank PLC (“Barclays”), as Administrative Agent (together with its successors and permitted assigns, the “Administrative Agent”). This Joinder Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement (as defined below) and the other Loan Documents.

RECITALS:

WHEREAS, reference is hereby made to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of September 5, 2013 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement’’; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Fairmount Minerals Holdings, Inc., Fairmount Minerals, Ltd. (the “U.S. Borrower”), certain Subsidiaries of the U.S. Borrower party thereto as guarantors, Lake Shore Sand Company (Ontario) Ltd. (the “Canadian Borrower”), the Lenders party thereto from time to time, KeyBank National Association, as Syndication Agent, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Barclays Bank PLC, as Revolving Administrative Agent and PNC Bank, National Association and Wells Fargo Securities, LLC, as Co-Documentation Agents; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower Representative may request an increase to the existing Revolving Commitments or Term Loans and/or the establishment of Incremental Term Loan Commitments, with such increase or establishment becoming effective by the Borrower Representative entering into one or more Joinder Agreements with the Incremental Term Loan Lender and/or Incremental Revolving Loan Lender(s), as applicable, and the Administrative Agent.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The Incremental Term Loan Lender hereby agrees to commit to provide its Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth herein and in the Credit Agreement.

The Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

The Incremental Term Loan Lender hereby agrees to extend Term Loans to the U.S. Borrower on the following terms and conditions and in accordance with the terms and provisions of the Credit Agreement.

1.	Amount and Type of Incremental Term Loans. In accordance with Section 2.24 of the Credit Agreement, the Borrower Representative has requested an Incremental Term Loan in the amount of $41,000,000 to be made to the U.S. Borrower on February 14, 2014 (the “Increased Amount Date”).

a.	Interest rate option:	☐	a.	Base Rate Loan(s)
		☒	b.	Eurodollar Rate Loans
with an initial Interest
Period ending on March 31, 2014

2.	Incremental Term Loan:

a. The parties hereto hereby acknowledge and agree that the term loans made on Increased Amount Date (the “Incremental Term Loans”) shall not constitute a separate Class of Term Loans, but shall instead be part of the same Class as the Tranche B-2 Term Loans made on the Restatement Date. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all such Incremental Term Loans may be treated as such Tranche B-2 Term Loans for all purposes under the Loan Documents.

b. The Stated Maturity Date for the Incremental Term Loans shall be September 5, 2019.

3.	Applicable Margin.

i.	Base Rate Loans: The Applicable Margin for each Incremental Term Loan that is a Base Rate Loan shall mean, as of any date of determination, 3.00% per annum.

ii.	Eurodollar Rate Loans: The Applicable Margin for each Incremental Term Loan that is a Eurodollar Rate Loan shall mean, as of any date of determination, 4.00% per annum.

4.	Principal Payments. The U.S. Borrower shall repay the Incremental Term Loans in full on the Tranche B-2 Term Loan Maturity Date

5.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Incremental Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Incremental Term Loans in accordance with Sections 2.13, 2.14 and 2.15 of the Credit Agreement; provided further, that the Incremental Term Loans and all other amounts under the Credit Agreement with respect to the Incremental Term Loans shall be paid in full no later than the Tranche B-2 Term Loan Maturity Date.

In addition, the principal amount of Incremental Term Loans, together with the existing Tranche B-2 Term Loans shall be repaid in consecutive quarterly installments in an aggregate amount equal to $2,315,256.89 with the next payment on March 31, 2014 and then quarterly thereafter as provided in Section 2.12 of the Credit Agreement and Section 2.12 of the Credit Agreement is hereby amended to reflect such amounts as the Installments of Tranche B-2 Term Loans payable on each Installment Date commencing on March 31, 2014 as set forth therein and that the unpaid balance of all Tranche B-2 Term Loans, including the Incremental Term Loans hereunder, shall be due and payable on the Maturity Date.

6.	Prepayment Fees. The Incremental Term Loans shall be subject to the same call protection as the other Tranche B-2 Term Loans as set forth in Section 2.13(e) of the Credit Agreement, which call protection shall expire six months after the Restatement Date.

7.	Other Fees. The U.S. Borrower agrees to pay the Incremental Term Loan Lender, on the Effective Date (as herein defined), a fee equal to 0.50% of the principal amount of the Incremental Term Loan funded on the Increased Amount Date.

8.	Incremental Lenders. The Incremental Term Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Incremental Term Loans that the Incremental Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

9.	Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Term Loans shall otherwise be subject to the terms and provisions of the Credit Agreement and the other Loan Documents.

10.	Conditions Precedent. The effectiveness of this Agreement and the commitments of the Incremental Term Loan Lender hereunder are subject to the satisfaction of the following conditions on or prior to February 14, 2014 (the “Effective Date”):

i.	The Administrative Agent and the Incremental Term Loan Lender shall have received a satisfactory legal opinion of Kaye Scholer LLP and other documents reasonably requested by Administrative Agent in connection with this Agreement;

ii.	The representations and warranties and other certifications set forth in Section 11 hereof shall be true and correct as of the Effective Date; and

iii.	Such other confirmations, documents and certifications as reasonably requested by the Administrative Agent.

11.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the U.S. Borrower hereby represents and warrants that:

i.	The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty is true and correct in all respects;

ii.	No Default or Event of Default exists on such Increased Amount Date before or after giving effect to the Proposed Borrowing contemplated hereby;

iii.	As of the date hereof, the undersigned officer of the Borrower Representative hereby certifies that the conditions to lending specified in Section 3.02(a)(ii)(iv) of the Credit Agreement have been or will be, as the case may be, satisfied (or waived in accordance with the Credit Agreement);

iv.	The U.S. Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

v.	The U.S. Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter after giving effect to such Incremental Term Loan Commitments, the calculations of which are set forth in reasonable detail on Annex A attached hereto.

vi.	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other organizational action on the part of the Borrower Representative.

vii.	This Agreement has been duly executed and delivered by the Borrower Representative and is the legally valid and binding obligation of the Borrower Representative, enforceable against the Borrower Representative in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

12.	Eligible Assignee. By its execution of this Agreement, the Incremental Term Loan Lender represents and warrants that it is an Eligible Assignee.

13.	Notice. For purposes of the Credit Agreement, the initial notice address of the Incremental Term Loan Lender shall be as set forth below its signature below, which may be changed in accordance with Section 10.01 of the Credit Agreement.

14.	Non-U.S. Lenders. If the Incremental Term Loan Lender is a Non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as the Incremental Term Loan Lender may be required to deliver to the Administrative Agent pursuant to subsection 2.20(c) of the Credit Agreement.

15.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Loans made by the Incremental Term Loan Lender in the Term Loan Register.

16.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

17.	Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

18.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

19.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

20.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

BARCLAYS BANK PLC

By:	/s/ Kevin Creavese
Name:	Kevin Creavese
Title:	Managing Director

Notice Address:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Attention: Vanessa Kurbatskiy
Telephone: (212) 526-2799
Facsimile: (212) 526-5115

[Signature Page to Joinder Agreement]

FAIRMOUNT MINERALS, LTD., as
Borrower Representative

By:	/s/ Christopher Nagel
Name:	Christopher Nagel
Title:	Chief Financial Officer

[Signature Page to Joinder Agreement]

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Kevin Creavese
Name:	Kevin Creavese
Title:	Managing Director

[Signature Page to Joinder Agreement]

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
Barclays Bank PLC	Incremental Term Loan Commitment for Tranche B-2 Term Loans		$41,000,000

		Total: $	41,000,000